SECURITY EQUITY FUND
FILE NO. 811-01136
CIK NO. 0000088525


EX-99.77Q1(g)


Form of Plan of Reorganization for Security Equity Fund Select 25 Series acquisition of Security Equity Fund Large Cap Growth Series, Security Equity Fund Social Awareness Series and Security Equity Fund Enhanced Index Series.

Incorporated herein by reference to the Registrant's Form N-14/A filing May 1, 2006.